EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Industrial Income Trust, Inc.

We hereby consent to the incorporation by reference of our reports in the registration statement dated July 1, 2011 on Form S-11 of Industrial Income Trust Inc. filed with the Securities and Exchange Commission as follows:

(i)	our reports dated November 2, 2010 with respect to the statements of revenues and certain expenses for the year ended December 31, 2009 of Bell Gardens, Bay Area Portfolio, and Portland Portfolio, appearing in the Form 8-K/A filed November 5, 2011;

(ii)	our report dated January 7, 2011, with respect to the statement of revenues and certain expenses for the year ended December 31, 2009 of Suwanee Point (formerly the “Atlanta Portfolio”), appearing in the Form 8-K/A filed January 7, 2011 and;

(iii)	our reports dated February 23, 2011, with respect to the statements of revenues and certain expenses for the year ended December 31, 2009 of the Indian Avenue Distribution Center (formerly “Inland Empire Building One”), Brandon Woods Distribution Center (formerly “Baltimore Building One”), Rock Quarry 1 & 2 (formerly the “Dallas Portfolio”), Eagle Falls Distribution Center (formerly the “Tampa Building”), and Hagerstown Distribution Center (formerly “Baltimore Building Two”), appearing in the Form 8-K/A filed February 24, 2011.

/s/ Ehrhardt Keefe Steiner & Hottman PC

June 30, 2011

Denver, Colorado